Exhibit 99.1
The Beauty Health Company Confirms Fiscal 2021 Outlook Ahead of the 2022 ICR Conference
Expects Fiscal Year 2021 Net Sales Around the High End of Guidance Range and Reiterates Adjusted EBITDA

Long Beach, Calif., January 10, 2022 – The Beauty Health Company ("BeautyHealth" or the "Company"; NASDAQ:SKIN), a global category-creator in beauty health leading the charge with HydraFacialTM, its flagship brand, today confirmed its fiscal year 2021 outlook prior to attending the ICR conference.

Brent Saunders, BeautyHealth’s Executive Chairman and Interim Chief Executive Officer, stated: “Our growth was resilient despite the emergence of a new COVID variant. As a result of our momentum in the fourth quarter, we expect to report net sales for the year around the high end of our guidance provided in November. Further, we affirm our adjusted EBITDA outlook as we continue to invest in our key strategic initiatives and build a platform and community to fuel future growth. We are well positioned to capitalize on the multiple exciting opportunities available to us in the beauty health category.”

For the 2021 fiscal year, the Company expects to report:

•Net sales around the high end of prior guidance of $245 million to $255 million.
•Adjusted EBITDA in line with prior guidance of approximately $30 million.

BeautyHealth’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The outlook is based upon current estimates and is subject to completion of fiscal and operating closing procedures. In addition, given the uncertainty in the environment in which BeautyHealth is operating, the Company remains cautious of the potential risk for further market closures or other restrictive measures from new COVID-19 variants and the uneven global rollout and adoption of vaccines, as well as inflationary headwinds related to higher raw material, shipping and labor costs.

Liyuan Woo, Chief Financial Officer, will participate virtually in a fireside chat at the 2022 ICR Conference on Tuesday, January 11, 2022 at 9:30 am Eastern Time. The presentation will be webcast live over the internet and can be accessed at https://investors.beautyhealth.com/. An archived replay of the webcast will be available following the fireside chat.

Non-GAAP Financial Measures

In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as adjusted EBITDA for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. Non-GAAP financial measures should not be considered as an alternative to GAAP financial information or as an indication of operating performance or any other measure of performance derived in accordance with GAAP, and may not provide information that is directly comparable to that provided by other companies in its industry, as these other companies may calculate non-GAAP financial measures differently, particularly related to non-recurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes.

We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect adjusted EBITDA to increase over the long-term, as we continue to scale our business and achieve greater leverage in our operating expenses.

We calculate adjusted EBITDA as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other (income), net; interest expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; foreign currency gain/loss; management fees incurred from our historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the business combination in May 2021); and restructuring costs (including those associated with COVID-19).

About The Beauty Health Company

BeautyHealth is a category-creating beauty health company focused on bringing innovative products to market. Our flagship brand, HydraFacial, is a non-invasive and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with our patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 19,000 Delivery Systems globally and millions of treatments performed each year. For more information, visit the brand on LinkedIn, Facebook, Instagram, or at HydraFacial.com. For more information, please visit at https://investors.beautyhealth.com/.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of the business combination; costs related to the business combination; the inability to maintain the listing of The Beauty Health Company’s shares on Nasdaq; The Beauty Health Company’s ability to manage growth; The Beauty Health Company’s ability to execute its business plan; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

ICR, Inc.
Investors: Dawn Francfort
Email: BeautyHealthIR@icrinc.com
Press: Alecia Pulman
Email: BeautyHealthPR@icrinc.com
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